Exhibit 2

BioLineRx Ltd.
CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)
AS OF SEPTEMBER 30, 2019

BioLineRx Ltd.
CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)
AS OF SEPTEMBER 30, 2019

TABLE OF CONTENTS

Page
Condensed consolidated interim statements of financial position	1
Condensed consolidated interim statements of comprehensive loss	2
Condensed consolidated interim statements of changes in equity	3-4
Condensed consolidated interim cash flow statements	5-6
Notes to the condensed consolidated interim financial statements	7-10

BioLineRx Ltd.
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF FINANCIAL POSITION
(UNAUDITED)

	December 31,	September 30,
	2018	2019
	in USD thousands
Assets
CURRENT ASSETS
Cash and cash equivalents	3,404	4,885
Short-term bank deposits	26,747	25,255
Prepaid expenses	488	277
Other receivables	1,339	1,285
Total current assets	31,978	31,702

NON-CURRENT ASSETS
Long-term prepaid expenses	56	59
Property and equipment, net	2,227	1,923
Right-of-use assets	-	1,635
Intangible assets, net	21,972	21,906
Total non-current assets	24,255	25,523
Total assets	56,233	57,225

Liabilities and equity
CURRENT LIABILITIES
Current maturities of long-term loans	895	3,164
Accounts payable and accruals:
Trade	4,493	5,303
Other	1,363	973
Lease liabilities	-	651
Total current liabilities	6,751	10,091
NON-CURRENT LIABILITIES
Warrants	323	863
Long-term loans, net of current maturities	7,838	6,011
Lease liabilities	-	1,062
Total non-current liabilities	8,161	7,936
COMMITMENTS AND CONTINGENT LIABILITIES
Total liabilities	14,912	18,027

EQUITY
Ordinary shares	3,110	4,129
Share premium	250,192	262,430
Capital reserve	11,955	12,153
Other comprehensive loss	(1,416)	(1,416)
Accumulated deficit	(222,520)	(238,098)
Total equity	41,321	39,198
Total liabilities and equity	56,233	57,225

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BioLineRx Ltd.
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE LOSS
(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2018	2019	2018	2019
	in USD thousands		in USD thousands
RESEARCH AND DEVELOPMENT EXPENSES	(5,027)	(5,558)	(14,581)	(15,252)
SALES AND MARKETING EXPENSES	(293)	(201)	(1,137)	(683)
GENERAL AND ADMINISTRATIVE EXPENSES	(892)	(884)	(2,850)	(2,763)
OPERATING LOSS	(6,212)	(6,643)	(18,568)	(18,698)
NON-OPERATING INCOME (EXPENSES), NET	(255)	3,055	870	3,976
FINANCIAL INCOME	154	247	534	628
FINANCIAL EXPENSES	(11)	(597)	(146)	(1,484)

NET LOSS AND COMPREHENSIVE LOSS	(6,324)	(3,938)	(17,310)	(15,578)

	in USD		in USD
LOSS PER ORDINARY SHARE - BASIC AND DILUTED	(0.06)	(0.03)	(0.16)	(0.11)

WEIGHTED AVERAGE NUMBER OF SHARES USED IN CALCULATION OF LOSS PER ORDINARY SHARE	107,110,585	148,920,707	107,040,191	142,527,942

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BioLineRx Ltd.
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN EQUITY
(UNAUDITED)

	Ordinary	Share	Capital	Other Comprehensive	Accumulated
	shares	premium	reserve	loss	deficit	Total
	in USD thousands
BALANCE AT JANUARY 1, 2018	2,836	240,682	10,337	(1,416)	(199,558)	52,881
CHANGES FOR NINE MONTHS ENDED SEPTEMBER 30, 2018:
Issuance of share capital, net	85	2,803	-	-	-	2,888
Employee stock options exercised	1	46	(47)	-	-	-
Employee stock options forfeited and expired	-	527	(527)	-	-	-
Share-based compensation	-	-	2,126	-	-	2,126
Comprehensive loss for the period	-	-	-	-	(17,310)	(17,310)
BALANCE AT SEPTEMBER 30, 2018	2,922	244,058	11,889	(1,416)	(216,868)	40,585

	Ordinary	Share	Capital	Other Comprehensive	Accumulated
	shares	premium	reserve	loss	deficit	Total
	in USD thousands
BALANCE AT JANUARY 1, 2019	3,110	250,192	11,955	(1,416)	(222,520)	41,321
CHANGES FOR NINE MONTHS ENDED SEPTEMBER 30, 2019:
Issuance of share capital, net	1,018	11,266	-	-	-	12,284
Employee stock options exercised	1	53	(53)	-	-	1
Employee stock options forfeited and expired	-	919	(919)	-	-	-
Share-based compensation	-	-	1,170	-	-	1,170
Comprehensive loss for the period	-	-	-	-	(15,578)	(15,578)
BALANCE AT SEPTEMBER 30, 2019	4,129	262,430	12,153	(1,416)	(238,098)	39,198

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BioLineRx Ltd.
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN EQUITY
(UNAUDITED)

	Ordinary	Share	Capital	Other Comprehensive	Accumulated
	shares	premium	reserve	loss	deficit	Total
	in USD thousands
BALANCE AT JULY 1, 2018	2,920	243,883	11,343	(1,416)	(210,544)	46,186
CHANGES FOR THREE MONTHS ENDED SEPTEMBER 30, 2018:
Issuance of share capital, net	2	39	-	-	-	41
Employee stock options exercised	-	8	(8)	-	-	-
Employee stock options forfeited and expired	-	128	(128)	-	-	-
Share-based compensation	-	-	682	-	-	682
Comprehensive loss for the period	-	-	-	-	(6,324)	(6,324)
BALANCE AT SEPTEMBER 30, 2018	2,922	244,058	11,889	(1,416)	(216,868)	40,585

	Ordinary	Share	Capital	Other Comprehensive	Accumulated
	shares	premium	reserve	loss	deficit	Total
	in USD thousands
BALANCE AT JULY 1, 2019	4,001	261,522	11,835	(1,416)	(234,160)	41,782
CHANGES FOR THREE MONTHS ENDED SEPTEMBER 30, 2019:
Issuance of share capital, net	128	829	-	-	-	957
Employee stock options exercised	-	26	(26)	-	-	-
Employee stock options forfeited and expired	-	53	(53)	-	-	-
Share-based compensation	-	-	397	-	-	397
Comprehensive loss for the period	-	-	-	-	(3,938)	(3,938)
BALANCE AT SEPTEMBER 30, 2019	4,129	262,430	12,153	(1,416)	(238,098)	39,198

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BioLineRx Ltd.
CONDENSED CONSOLIDATED INTERIM CASH FLOW STATEMENTS
(UNAUDITED)

	Nine months ended September 30,
	2018	2019
	in USD thousands

CASH FLOWS - OPERATING ACTIVITIES
Comprehensive loss for the period	(17,310)	(15,578)
Adjustments required to reflect net cash used in operating activities (see appendix below)	(1,741)	(1,658)
Net cash used in operating activities	(19,051)	(17,236)

CASH FLOWS - INVESTING ACTIVITIES
Investments in short-term deposits	(22,000)	(34,517)
Maturities of short-term deposits	36,613	36,637
Proceeds from realization of long-term investment	1,500	-
Purchase of property and equipment	(76)	(54)
Purchase of intangible assets	(40)	-
Net cash provided by investing activities	15,997	2,066

CASH FLOWS - FINANCING ACTIVITIES
Issuances of share capital and warrants, net of issuance cost	2,888	16,836
Employee stock options exercised	-	1
Repayments of loans	(70)	(70)
Repayments of lease liabilities	-	(165)
Net cash provided by financing activities	2,818	16,602

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(236)	1,432
CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	5,110	3,404
EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	(171)	49
CASH AND CASH EQUIVALENTS - END OF PERIOD	4,703	4,885

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BioLineRx Ltd.
APPENDIX TO CONDENSED CONSOLIDATED INTERIM CASH FLOW STATEMENTS
(UNAUDITED)

	Nine months ended September 30,
	2018	2019
	in USD thousands

Adjustments required to reflect net cash used in operating activities:
Income and expenses not involving cash flows:
Depreciation and amortization	414	667
Long-term prepaid expenses	(5)	(3)
Exchange differences on cash and cash equivalents	171	(49)
Gain on adjustment of warrants to fair value	(401)	(4,429)
Gain on realization of long-term investment	(500)	-
Share-based compensation	2,126	1,170
Warrant issuance costs	-	417
Interest and exchange rate differences on short-term deposits	(540)	(628)
Interest on loans	(1)	512
	1,264	(2,343)

Changes in operating asset and liability items:
Decrease (increase) in prepaid expenses and other receivables	(1,208)	265
Increase (decrease) in accounts payable and accruals	(1,797)	420
	(3,005)	685
	(1,741)	(1,658)

Supplemental information on interest received in cash	598	628

Supplemental information on interest paid in cash	-	782

Supplemental information on non-cash transaction -
Initial establishment of right-of-use assets against lease liabilities	-	1,878

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BioLineRx Ltd.
NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 – GENERAL INFORMATION

a.	General

BioLineRx Ltd. (“BioLineRx”), headquartered in Modi’in, Israel, was incorporated and commenced operations in April 2003.

BioLineRx and its subsidiaries (collectively, the “Company”) are engaged in the development of therapeutics, primarily in clinical-stages, with a focus on the field of oncology.

In February 2007, BioLineRx listed its ordinary shares on the Tel Aviv Stock Exchange (“TASE”) and they have been traded on the TASE since that time. Since July 2011, BioLineRx’s American Depositary Shares (“ADSs”) have also been traded on the NASDAQ Capital Market.

In March 2017, the Company acquired Agalimmune Ltd. (“Agalimmune”), a privately-held company incorporated in the United Kingdom, with a focus on the field of immuno-oncology.

Although the Company has generated significant revenues from a number of out-licensing transactions in the past, the Company cannot determine with reasonable certainty when and if it will have sustainable profits.

b.	Approval of financial statements

The condensed consolidated interim financial statements of the Company as of September 30, 2019, and for the three and nine months then ended, were approved by the Board of Directors on November 7, 2019, and signed on its behalf by the Chairman of the Board, the Chief Executive Officer and the Chief Financial Officer.

c.	Change in ratio of ADSs

On July 15, 2019, the Company implemented a change in the ratio of its ADSs to ordinary shares, from one ADS representing one ordinary share to a new ratio of one ADS representing 15 ordinary shares. All ADSs and per ADSs amounts in these financial statements have been retroactively adjusted as if the change in ratio had been effected at the earliest date of these financial statements.

NOTE 2 – BASIS OF PREPARATION

The Company’s condensed consolidated interim financial statements as of September 30, 2019 and for the three and nine months then ended (the “interim financial statements”) have been prepared in accordance with International Accounting Standard No. 34, “Interim Financial Reporting” (“IAS 34”). These interim financial statements, which are unaudited, do not include all disclosures necessary for a fair statement of financial position, results of operations, and cash flows in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The condensed consolidated interim financial statements should be read in conjunction with the Company’s annual financial statements as of December 31, 2018 and for the year then ended and their accompanying notes, which have been prepared in accordance with IFRS. The results of operations for the three and nine months ended September 30, 2019 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any other interim period.

BioLineRx Ltd.
NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

The accounting policies and calculation methods applied in the preparation of these interim financial statements are consistent with those applied in the preparation of the annual financial statements as of December 31, 2018 and for the year then ended, except for the adoption of IFRS No. 16, “Leases”.

a.	Adjustments recognized on adoption of IFRS 16

The Company has adopted IFRS 16 retrospectively from January 1, 2019 but has not restated comparatives for the 2018 reporting period, as permitted under the specific transitional provisions in the standard. On adoption of IFRS 16, the Company recognized lease liabilities in relation to leases which had previously been classified as “operating leases” under the principles of IAS 17, “Leases.” These liabilities were measured at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate as of January 1, 2019. The remeasurements to the lease liabilities were recognized as adjustments to the related right-of-use assets immediately after the date of initial application. The associated right-of-use assets for property leases were measured on a retrospective basis as if the new rules had always been applied. Other right-of use assets were measured at the amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments relating to that lease recognized in the balance sheet as of December 31, 2018. The lessee’s weighted average incremental borrowing rate applied to the lease liabilities on January 1, 2019 was 15.1%.

	January 1,	September 30,
	2019	2019
	in USD thousands
Composition of right-of-use assets by type:
Property	1,552	1,451
Motor vehicles	326	184
Total right-of-use asset	1,878	1,635

in USD thousands
Composition of lease liabilities recognized as of January 1, 2019:
Current lease liabilities	713
Non-current lease liabilities	1,165
1,878

BioLineRx Ltd.
NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES (cont.)

b.	Practical expedients applied on adoption of IFRS 16

In applying IFRS 16 for the first time, the Company has used the following practical expedients permitted by the standard:

•	Use of a single discount rate to a portfolio of leases with reasonably similar characteristics;
•	Reliance on previous assessments on whether leases are onerous;
•	Accounting for operating leases with a remaining lease term of less than 12 months as of January 1, 2019, as short-term leases;
•	Exclusion of initial direct costs for the measurement of the right-of-use asset at the date of initial application;
•	Use of hindsight in determining the lease term where the contract contains options to extend or terminate the lease.

The Company has also elected not to reassess whether a contract is, or contains, a lease at the date of initial application. Instead, for contracts entered into before the transition date, the Company relied on its assessment made applying IAS 17 and IFRIC 4, “Determining whether an Arrangement contains a Lease.”

c.	Other information relating to IFRS 16

As of September 30, 2019, the weighted average remaining lease term on the Company’s existing leases was 10.8 years for its property lease and 1.0 years for motor vehicle leases. Lease expense (substantially all of which is non-cash) for the nine months ended September 30, 2019 amounted to $0.3 million. Cash paid for amounts included in the measurement of the operating lease liabilities for the nine months ended September 30, 2019 was $0.1 million.

NOTE 4 – ISSUANCES OF SHARE CAPITAL AND WARRANTS

a.	At-the-market (“ATM”) sales agreement with BTIG

In October 2017, the Company entered into an at-the-market (“ATM”) sales agreement with BTIG, LLC (“BTIG”), pursuant to which the Company may, at its sole discretion, offer and sell through BTIG, acting as sales agent, ADSs having an aggregate offering price of up to $30.0 million throughout the period during which the ATM facility remains in effect. The Company will pay BTIG a commission of 3.0% of the gross proceeds from the sale of ADSs under the facility. From the effective date of the agreement through September 30, 2019, 942,910 ADSs were sold under the program for total net proceeds of approximately $7.7 million, leaving an available balance under the facility of approximately $22.3 million as of September 30, 2019.

BioLineRx Ltd.
NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 4 – ISSUANCES OF SHARE CAPITAL AND WARRANTS (cont.)

b.	Underwritten public offering

In February 2019, the Company completed an underwritten public offering of 1,866,667 of its ADSs and warrants to purchase 1,866,667 ADSs, at a public offering price of $8.25 per ADS and accompanying warrant. The warrants are exercisable immediately, expire five years from the date of issuance and have an exercise price of $11.25 per ADS. The offering raised a total of $15.4 million, with net proceeds of $14.1 million, after deducting fees and expenses. The amount of the offering consideration initially allocated to the warrants was $5.0 million. Total issuance costs initially allocated to the warrants were $0.4 million.

The warrants issued have been classified as a non-current financial liability due to a net settlement provision. This liability was initially recognized at its fair value on the date the contract was entered into and is subsequently accounted for at fair value at each balance sheet date. The fair value changes are charged to non-operating income and expense in the statement of comprehensive loss.

The fair value of the warrants is computed using the Black and Scholes option pricing model. The fair value of the warrants upon issuance was computed based on the then current price of an ADS, a risk-free interest rate of 2.50% and an average standard deviation of 62.8%. The fair value of the warrants as of September 30, 2019 was based on the then current price of an ADS, a risk-free interest rate of 1.55% and an average standard deviation of 62.4%. The change in fair value from the date of issuance through September 30, 2019 amounted to $4.1 million.

NOTE 5 – SHAREHOLDERS’ EQUITY

As of December 31, 2018 and September 30, 2019, share capital is composed of ordinary shares, as follows:

	Number of ordinary shares
	December 31,	September 30,
	2018	2019

Authorized share capital	250,000,000	500,000,000

Issued and paid-up share capital	114,933,144	151,696,080

	In USD and NIS
	December 31,	September 30,
	2018	2019

Authorized share capital (in NIS)	25,000,000	50,000,000

Issued and paid-up share capital (in NIS)	11,493,314	15,169,608

Issued and paid-up share capital (in USD)	3,109,746	4,128,779